Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Kala Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	1,250,000 shares (2)	$14.47 (3)	$18,087,500.00 (3)	0.0001102	$1,993.25
Equity	Common Stock, $0.001 par value per share	Other	840 shares (4)	$14.56 (5)	$12,230.40 (5)	0.0001102	$1.35
Equity	Common Stock, $0.001 par value per share	Other	10,720 shares (6)	$14.47 (3)	$155,118.40 (3)	0.0001102	$17.10
Total Offering Amounts					$18,254,848.80		$2,011.70
Total Fee Offsets							$0
Net Fee Due							$2,011.70

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Reflects 1,250,000 shares added to the Amended and Restated 2017 Equity Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Capital Market on June 16, 2023.
(4)	Reflects shares issuable under a new hire inducement stock option award granted on June 22, 2023 in accordance with Nasdaq Listing Rule 5635(c)(4).
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum price per share and the maximum aggregate offering price are calculated on the basis of the exercise price of the options outstanding under the applicable inducement stock option award.
(6)	Reflects shares issuable under new hire inducement restricted stock unit awards granted on June 22, 2023 in accordance with Nasdaq Listing Rule 5635(c)(4).